Exhibit 99.1

American Oriental Bioengineering Announces Proposed Private Offering to

Raise $125 Million via Convertible Preferred Stock

NEW YORK, June 3, 2008 / American Oriental Bioengineering (NYSE: AOB) today announced that it plans to make a private offer, subject to market conditions and other factors, to sell approximately $125 million in aggregate liquidation preference of newly issued convertible preferred stock. The convertible preferred stock is contingently putable, will pay dividends quarterly in arrears, and will be convertible upon the occurrence of specified events into cash, shares of the Company’s common stock or a combination of cash and shares of the Company’s common stock, at the Company’s option.

The Company intends to grant the initial purchasers of the preferred stock an option to purchase up to an additional $25 million in aggregate liquidation preference of the preferred stock to cover overallotments.

The Company anticipates using the net proceeds from the offering for working capital and general corporate purposes; repurchases of outstanding capital stock; to fund a prepaid forward contract the Company may enter into; and possible acquisitions of and investments in complementary businesses and products.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities, and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful. The preferred stock, and any common stock issuable upon conversion of the preferred stock, have not been registered under the Securities Act of 1933 or the securities laws of any other jurisdiction and may not be offered or sold in the United States without registration or an applicable exemption from the registration requirements of the Securities Act of 1933 and applicable state securities laws.

Statements made in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties that may cause actual results to differ materially from those set forth in these statements. The economic, competitive, governmental, technological and other factors identified in the Company’s filings with the Securities and Exchange Commission, including the Form 10-K for the year ended December 31, 2007 and the Form 10-Q for the three months ended March 31, 2008, may cause actual results or events to differ materially from those described in the forward looking statements in this press release. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether because of new information, future events, or otherwise.

About American Oriental Bioengineering

American Oriental Bioengineering, Inc. is a pharmaceutical company dedicated to improving health through the development, manufacture and commercialization of a broad range of prescription and over the counter products in China. For more information, visit http://www.bioaobo.com.

For more information, please contact:

Hong Zhu, Vice President of Investor Relations

American Oriental Bioengineering, Inc.

Tel: (212) 786-7566